Exhibit 4.1
Year 2009 Performance Contract with Management of PetroChina Company Limited

Offeree:	Name: ZHOU, Jiping	Offeror:	Name: JIANG, Jiemin	Term of the Contract:	January 1, 2009 to December 31, 2009

Title:	President of PetroChina Company Limited (“PetroChina”)	Title:	Chairman of the Board of Directors of PetroChina	Date of Execution:	January 10, 2009

Indices	Key Performance	Weight (%)	Measurement	Target	Actual	Departments
	Indices (KPI)				Performance	Providing the
						Numbers

Profits Indices	Rate of return of the invested capital of PetroChina (ROIC)	35%		6.6		Budget Management Department

	Net income of PetroChina (NI)	20	In 100 million RMB	667.5

	Free cash flow of PetroChina (FCF)	15	In 100 million RMB	-577.2

Operating Indices	Rate of crude oil reserves replacement	10%		Oil: 1		Planning Department

				Natural Gas: 3 (Domestic model)

	Domestic unit oil and gas lifting cost	5	US$/barrel	8.96		Budget Management Department

	Cash processing cost for oil	5	RMB/ton	214.1

	Cash marketing cost for oil	5	RMB/ton	374.3

	Gap between the actual capital expenditure and budget	5%		± 5		Planning Department

Indices to be Put under Control	Safety and environmental protection	industrial production accidents involving employee death = 0.04 ‰; extraordinarily serious safe production accidents = 0; and extraordinarily serious environmental accidents=0.			Comprehensive performance expressed in marks to be increased by 5 marks if achieving the target for the relevant index put under control, and to be reduced by 5 marks if failing to achieve the target for the relevant index put under control.	Safety and Environment Protection Department

Signature of Offeree: ZHOU JIping	Signature of Offeror: JIANG Jiemin